EXHIBIT 99.1

Leidos Holdings, Inc. Reports Second Quarter Fiscal Year 2015 Results

•	Revenues: $1.31 billion

•	Non-Cash Accounting Charges Related to the Impairment of Goodwill and Intangibles: $510 million

•	Diluted Loss per Share from Continuing Operations: $(5.93)

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.61

•	Cash Flows Provided by Operating Activities of Continuing Operations: $124 million

•	New Bookings: $889 million (book-to-bill ratio of 0.7)

•	Quarterly Cash Dividend of $0.32 per Share Payable on October 30, 2014
RESTON, Va., September 9, 2014 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and engineering solutions company, today reported financial results for the second quarter of fiscal year 2015, which ended August 1, 2014.
Roger Krone, Leidos Chief Executive Officer commented: “In the second quarter, we experienced deterioration in the sales pipeline for our commercial health and engineering businesses, which caused us to reappraise our long-term forecasts, resulting in goodwill and intangible impairment charges. Despite these accounting charges, Leidos revenue declines moderated, our non-GAAP EPS from continuing operations increased double-digits and cash flow from operations was solid.  As we confront the realities of the government budget and the competitive commercial landscape, our near future entails some difficult challenges and lots of hard work. It is my mission to make our people and our capabilities succeed and drive substantial value for our employees, our customers and our shareholders.“
Second Quarter Fiscal Year 2015 Summary Results
Revenues for the second quarter of fiscal year 2015 were $1.31 billion, reflecting a revenue contraction of 10 percent, as compared to $1.46 billion in the prior year.
Operating loss from continuing operations for the second quarter was $410 million, as compared to operating income from continuing operations of $10 million in the prior year. Operating loss from continuing operations includes non-cash goodwill and intangible impairment charges of $510 million.
Diluted loss per share from continuing operations for the second quarter was $5.93 compared to diluted earnings per share from continuing operations of $0.05 in the prior year. The diluted share count for the quarter was 74 million, down 12 percent from 84 million in the prior year. Non-GAAP diluted earnings per share from continuing operations, which excludes the non-cash impairment charges, for the second quarter was $0.61 compared to $0.53 in the prior year.

Second Quarter Fiscal Year 2015 Segment Operating Results

	Three Months Ended
	August 1, 2014	August 2, 2013	Revenue Contraction
Revenues:	($ millions)
National Security Solutions	$925	$1,019	(9)%
Health and Engineering	381	445	(14)%
Corporate and Other	—	(6)	NM
Intersegment Elimination	—	(1)	NM
Total	$1,306	$1,457	(10)%

			Operating Margin
Operating income (loss):			2015	2014
National Security Solutions	$78	$72	8.4%	7.1%
Health and Engineering	(482)	(3)	(126.5)%	(0.7)%
Corporate and Other	(6)	(59)	NM	NM
Total	$(410)	$10	(31.4)%	0.7%
National Security Solutions
National Security Solutions revenues for the second quarter of fiscal year 2015 decreased $94 million, or 9 percent, compared to the prior year. The revenue contraction was primarily attributable to contract activities tied to the drawdown of overseas U.S. military forces and reductions in defense and U.S. Government spending resulting from sequestration and budget cuts.
National Security Solutions operating income margin for the second quarter was 8.4 percent, up from 7.1 percent in the prior year. The increase in operating income margin was primarily due to net favorable changes in contract estimates in the second quarter of fiscal year 2015, as compared to net unfavorable changes in contract estimates in the prior year which was negatively impacted by two international fixed price development programs.
Health and Engineering
Health and Engineering revenues for the second quarter of fiscal year 2015 decreased $64 million, or 14 percent, compared to the prior year. The revenue contraction reflects a decline in engineering services primarily due to the completion of two energy design-build construction projects, lower sales in our commercial health consulting business, and lower sales volume in the security products business due to the timing of shipments.
Health and Engineering operating loss for the second quarter was $482 million compared to $3 million in the prior year. The second quarter of fiscal year 2015 was negatively impacted by non-cash impairment charges for health goodwill of $369 million, engineering goodwill of $117 million, and health customer related intangibles of $24 million. In addition, the second quarter of fiscal year 2015 was impacted by operating losses due to production shortfalls and outage at the Plainfield biomass power plant and lower sales volume from higher margin security products. The prior year quarter included an impairment charge of intangible assets of $30 million and an unfavorable change in contract estimates on the Plainfield construction project.
Corporate and Other
Corporate and Other segment operating loss was $6 million for the second quarter of fiscal year 2015 compared to $59 million in the prior year. In the prior year, there were separation transaction and restructuring expenses associated with the September 2013 spin-off of $19 million and costs to establish infrastructures for the two companies of $14 million.

Six Months Ended Fiscal Year 2015 Summary Results
Revenues for the first half of fiscal year 2015 were $2.62 billion, reflecting a revenue contraction of 14 percent, as compared to $3.05 billion in the prior year.
Operating loss from continuing operations for the first half of fiscal year 2015 was $323 million, as compared to operating income from continuing operations of $87 million in the prior year. Operating loss from continuing operations includes non-cash goodwill and intangible impairment charges of $510 million.
Diluted loss per share from continuing operations for the first half of fiscal year 2015 was $5.25 compared to diluted earnings per share from continuing operations of $0.50 in the prior year. The diluted share count for the first half of fiscal year 2015 was 75 million, down 11 percent from 84 million in the prior year. Non-GAAP diluted earnings per share from continuing operations, which excludes the impairment charges, for the first half of fiscal year 2015 was $1.21 compared to $1.13 in the prior year.
Cash Generation and Capital Deployment
Cash flow provided by operating activities of continuing operations for the second quarter of fiscal year 2015 was $124 million. Cash flow provided by investing activities of continuing operations for the second quarter fiscal 2015 was $68 million which was attributed to proceeds received related to the U.S. Treasury cash grant for the Plainfield plant of $80 million less expenditures for property plant and equipment of $12 million.
During the second quarter of fiscal year 2015, the Company paid a cash dividend of $0.32 per share. On September 6, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.32 per share payable on October 30, 2014 to stockholders of record as of the close of business on October 15, 2014. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
As of August 1, 2014, the Company had $358 million in cash and cash equivalents and $1.3 billion in long-term debt.
New Business Awards
New business bookings totaled $889 million in the second quarter of fiscal 2015, representing a book-to-bill ratio of 0.7.
Notable recent awards received include:

•
Intelligence Community. The Company was awarded contracts valued at $445 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

•
U.S. Army Armament, Research, Development and Engineering Center. The Company was awarded a prime contract by the U.S. Army's Armament, Research, Development and Engineering Center. The multiple-award cost-plus-fixed-fee/firm fixed-price, indefinite delivery/indefinite quantity contract has a five-year period of performance and a contract ceiling of $300 million for all awardees.

•
Nation Oceanic and Atmospheric Administration. The Company was awarded a prime contract by the National Oceanic and Atmospheric Administration Office of Coast Survey to provide hydrographic surveying services. The multiple-award, indefinite delivery/indefinite quantity contract has a five-year period of performance and a total contract value of $250 million for all awardees.

•
Ameren Illinois. The Company was awarded a prime contract by Ameren Illinois to implement business and residential energy efficiency programs for customers of the state's second largest utility. The single-award time and material contract has a three-year period of performance and a total contract value of $55 million. The agreement covers work Leidos will perform to help business and residential customers save energy through Ameren Illinois's ActOnEnergy® portfolio of energy efficiency solutions.

•
Centers for Disease Control and Prevention. The Company was awarded a task order by the Centers for Disease Control and Prevention to provide development, support and maintenance of the National Healthcare Safety Network. The single-award time and materials task order has a one-year base period of performance, four one-year options and a total contract value of approximately $44 million, if all options are exercised.

•
U.S. Navy Space and Naval Warfare Systems Center Atlantic. The Company was awarded a prime contract by the U.S. Navy Space and Naval Warfare Systems Center Atlantic to provide systems engineering, technical and management support services. The single-award, indefinite delivery/indefinite quantity contract has a one-year base period of performance, four one-year options and a total contract value of $25 million, if all options exercised.

•
General Services Administration. The Company was awarded the One Acquisition Solution for Integrated Services prime contract by the General Services Administration to provide a full range of professional services. The multiple award, indefinite delivery/indefinite quantity contract has a five-year base period of performance, and one five-year option. There is no ceiling limit on this flexible contract vehicle.

The Company’s backlog of signed business orders at the end of the second quarter of fiscal year 2015 was $8.41 billion, of which $2.89 billion was funded.  As compared to the end of the second quarter of fiscal year 2014, total backlog decreased 6 percent and funded backlog was relatively flat. Backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
Forward Guidance

As a result of the Company's second quarter financial performance and reduced expected performance in our Health and Engineering segment, the Company is lowering guidance for non-GAAP diluted earnings per share from continuing operations and cash flows provided by operating activities from continuing operations for fiscal year 2015. The Company expects its fiscal year 2015 revenues to be consistent with the forward guidance affirmed on June 4, 2014. The revised fiscal year 2015 guidance is:

•	Revenues of $4.9 billion to $5.1 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.10 to $2.30, down from the previous range of $2.35 to $2.55; and

•	Cash flows provided by operating activities from continuing operations of at or above $300 million, down from previous guidance of at or above $350 million.
Fiscal year 2015 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About Leidos
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. eastern on September 9, 2014.  A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the Leidos web site (http:investors.leidos.com).
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and engineering. The Company's approximately 21,000 employees support vital missions for our government and the commercial sector, develop innovative solutions to drive better outcomes and defend our Nation's digital and physical infrastructure from 'new world' threats. Leidos is headquartered in Reston, Virginia with employees located worldwide. For more information, visit www.Leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; our ability to profitably operate and recover our investment in the Plainfield Renewable Energy project; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with the September 2013 spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, or a failure to realize the expected benefits of the September 2013 spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.leidos.com.

All information in this release is as of September 9, 2014. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
John P. Sweeney, CFA
571.526.6402
John.P.Sweeney@leidos.com

Media Relations:
Melissa Koskovich
571.526.6851
Melissa.I.Koskovich@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013

Revenues	$1,306	$1,457	$2,618	$3,050
Costs and expenses:
Cost of revenues	1,119	1,293	2,260	2,666
Selling, general and administrative expenses	87	105	170	232
Goodwill impairment charges	486	—	486	—
Intangible asset impairment charges	24	30	24	32
Separation transaction and restructuring expenses	—	19	1	33
Operating (loss) income	(410)	10	(323)	87
Non-operating income (expense):
Interest income	1	6	1	10
Interest expense	(20)	(18)	(40)	(38)
Other (expense) income, net	(1)	—	1	1
(Loss) income from continuing operations before income taxes	(430)	(2)	(361)	60
Income tax (expense) benefit	(9)	6	(33)	(15)
(Loss) income from continuing operations	(439)	4	(394)	45
Discontinued operations:
Income (loss) from discontinued operations before income taxes	2	60	(11)	125
Income tax (expense) benefit	(1)	(22)	4	(47)
Income (loss) from discontinued operations	1	38	(7)	78
Net (loss) income	$(438)	$42	$(401)	$123
(Loss) earnings per share (EPS):
(Loss) income from continuing operations	(439)	4	(394)	45
Less: earnings allocated to participating securities	—	—	—	(3)
(Loss) income from continuing operations, for computing EPS	$(439)	$4	$(394)	$42
Net (loss) income, as reported	(438)	42	(401)	123
Less: earnings allocated to participating securities	—	—	—	(3)
Net (loss) income, for computing EPS	$(438)	$42	$(401)	$120
Basic:
(Loss) income from continuing operations	$(5.93)	$0.05	$(5.25)	$0.50
Income (loss) from discontinued operations	0.01	0.45	(0.10)	0.93
	$(5.92)	$0.50	$(5.35)	$1.43
Diluted:
(Loss) income from continuing operations	$(5.93)	$0.05	$(5.25)	$0.50
Income (loss) from discontinued operations	0.01	0.45	(0.10)	0.93
	$(5.92)	$0.50	$(5.35)	$1.43
Cash dividends per share	$0.32	$0.48	$0.64	$4.96
Weighted average number of common shares outstanding:
Basic	74	84	75	84
Diluted	74	84	75	84

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	August 1, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$358	$430
Receivables, net	1,094	1,082
Inventory, prepaid expenses and other current assets	236	256
Assets of discontinued operations	25	39
Total current assets	1,713	1,807
Property, plant and equipment, net	372	482
Intangible assets, net	59	93
Goodwill	1,207	1,693
Deferred income taxes	19	15
Other assets	111	72
	$3,481	$4,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$682	$716
Accrued payroll and employee benefits	296	285
Notes payable and long-term debt, current portion	3	2
Liabilities of discontinued operations	10	6
Total current liabilities	991	1,009
Notes payable and long-term debt, net of current portion	1,329	1,331
Other long-term liabilities	204	227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at August 1, 2014 and January 31, 2014	—	—
Common stock, $.0001 par value, 500 million shares authorized, 74 million and 80 million shares issued and outstanding at August 1, 2014 and January 31, 2014, respectively	—	—
Additional paid-in capital	1,426	1,576
Accumulated (deficit) earnings	(463)	25
Accumulated other comprehensive loss	(6)	(6)
Total stockholders’ equity	957	1,595
	$3,481	$4,162

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
Cash flows from operations:
Net (loss) income	$(438)	$42	$(401)	$123
(Income) loss from discontinued operations	(1)	(38)	7	(78)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	16	25	34	51
Stock-based compensation	12	15	23	30
Goodwill impairment charges	486	—	486	—
Intangible asset impairment charges	24	30	24	32
Restructuring charges, net	—	7	1	12
Other	6	9	4	3
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(8)	39	(56)	(126)
Inventory, prepaid expenses and other current assets	45	—	9	48
Deferred income taxes	—	1	—	—
Other assets	2	(2)	(1)	6
Accounts payable and accrued liabilities	(57)	(16)	(35)	(27)
Accrued payroll and employee benefits	44	19	12	(40)
Income taxes receivable/payable	(3)	3	11	—
Other long-term liabilities	(4)	2	(3)	(2)
Total cash flows provided by operating activities of continuing operations	124	136	115	32
Cash flows from investing activities:
Expenditures for property, plant and equipment	(12)	(12)	(22)	(30)
Proceeds from sale of assets	—	40	—	65
Proceeds from U.S. Treasury cash grant	80	—	80	—
Other	—	(1)	—	1
Total cash flows provided by investing activities of continuing operations	68	27	58	36
Cash flows from financing activities:
Payments of notes payable and long-term debt	(1)	(1)	(1)	(1)
Proceeds from real estate financing transaction	—	38	—	38
Sales of stock and exercises of stock options	2	4	4	8
Repurchases of stock	—	(1)	(212)	(17)
Dividend payments	(24)	(383)	(48)	(424)
Other	—	2	1	2

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
Total cash flows used in financing activities of continuing operations	(23)	(341)	(256)	(394)
Increase (decrease) in cash and cash equivalents from continuing operations	169	(178)	(83)	(326)
Cash flows from discontinued operations:
Cash (used in) provided by operating activities of discontinued operations	(2)	84	3	60
Cash provided by (used in) investing activities of discontinued operations	8	(1)	8	(2)
Cash used in financing activities of discontinued operations	—	(5)	—	(5)
Increase in cash and cash equivalents from discontinued operations	6	78	11	53
Total increase (decrease) in cash and cash equivalents	175	(100)	(72)	(273)
Cash and cash equivalents at beginning of period	183	562	430	735
Cash and cash equivalents at end of period	$358	$462	$358	$462

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Six Months Ended
	August 1, 2014	August 2, 2013	Revenue Contraction
Revenues:
National Security Solutions	$1,869	$2,096	(10.8)%
Health and Engineering	753	962	(21.7)%
Corporate and Other	(4)	(6)	NM
Intersegment Elimination	—	(2)	NM
Total	$2,618	$3,050	(14.2)%

			Operating Margin
			2015	2014
Operating income (loss):
National Security Solutions	$155	$143	8.3%	6.8%
Health and Engineering	(459)	32	(61.0)%	3.3%
Corporate and Other	(19)	(88)	NM	NM
Total	$(323)	$87	(12.3)%	2.9%

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested. Leidos Holdings, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which Leidos Holdings, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	August 1, 2014	May 2, 2014	January 31, 2014
National Security Solutions:
Funded backlog	$1,837	$1,986	$1,854
Negotiated unfunded backlog	4,778	5,005	5,604
Total National Security Solutions backlog	$6,615	$6,991	$7,458
Health and Engineering:
Funded backlog	$1,048	$1,112	$1,144
Negotiated unfunded backlog	750	728	694
Total Health and Engineering backlog	$1,798	$1,840	$1,838
Total:
Funded backlog	$2,885	$3,098	$2,998
Negotiated unfunded backlog	5,528	5,733	6,298
Total backlog	$8,413	$8,831	$9,296

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
In this release, Leidos Holdings, Inc. refers to non-GAAP diluted earnings per share from continuing operations, which is not a measure of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income or diluted earnings per share as determined in accordance with GAAP. Non-GAAP diluted earnings per share from continuing operations provides useful information to management and investors regarding the Company's financial condition and results of operations as it provides another measure of the Company's profitability and is considered an important financial measure by management and investors. Non-GAAP diluted earnings per share is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Leidos Holdings, Inc.'s consolidated financial statements prepared in accordance with GAAP. The Company considers non-GAAP diluted earnings per share from continuing operations, which may not be comparable to a similarly titled measure reported by other companies, to be defined as net income from continuing operations, adjusted to exclude the impact of the discrete events such as separation transaction expenses, restructuring expenses, write-downs, impairments, and adjustments for uncertain tax positions.
Non-GAAP diluted earnings per share adjusts diluted (loss) earnings per share for the following discrete items:

•
Goodwill and intangible asset impairment charges - This adjustment represents impairments of goodwill and long-lived intangible assets due to changes in actual performance against performance projected when the goodwill and long-lived intangible assets were acquired.

•
Separation transaction and restructuring charges - This adjustment represents costs for strategic advisory services, legal and accounting services, lease termination and facility consolidation, and severance costs associated with the Company's September 2013 spin-off of New SAIC.

•
Impact of Plainfield - This adjustment represents the estimate-at-completion adjustments related to the Plainfield construction project prior to the Company's acquisition of the Plainfield plant in October 2013.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS [CONTINUED]
(in millions, except per share amounts)

The non-GAAP diluted earnings per share from continuing operations as of the dates presented were as follows:

	Three Months Ended		Six Months Ended
	August 1, 2014	August 2, 2013	August 1, 2014	August 2, 2013
GAAP (loss) income from continuing operations	$(439)	$4	$(394)	$45
Goodwill impairment charges	486	—	486	—
Intangible asset impairment charges	24	30	24	32
Separation and restructuring charges	—	19	1	33
Impact of Plainfield	—	14	—	17
Total non-GAAP adjustments	510	63	511	82
Adjustment to income tax provision to reflect non-GAAP adjustments*	(25)	(22)	(25)	(29)
Non-GAAP income from continuing operations	$46	$45	$92	$98
GAAP diluted (loss) earnings per share from continuing operations	$(5.93)	$0.05	$(5.25)	$0.50
Total adjustments from non-GAAP income from continuing operations, above	6.54	0.48	6.46	0.63
Non GAAP diluted earnings per share from continuing operations	$0.61	$0.53	$1.21	$1.13
Diluted weighted average number of common shares outstanding	75	85	76	84

* Calculation uses an estimated tax rate on non-GAAP tax deductible adjustments.